Exhibit 99.1

Date:	March 9, 2010
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Amended Fourth Quarter and Year 2009 Earnings

LOS ALAMOS, N.M., March 9, 2010 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced amendments to its previously released preliminary unaudited earnings for the fourth quarter of 2009 and the year ended December 31, 2009.

The main areas of revision were an increase in the provision for loan losses of $2.231 million and an increase in FDIC insurance premium expense of $1.071 million. The provision for loan losses increased due to an additional charge-off on loans required under accounting rules when material subsequent events take place before the publication of audited financials. The additional provision was required as this charge-off increased the historical loss experience that is used in computing our provision for loan losses. The increase in FDIC insurance premium was due to a correction on the amortization of the three-year prepaid premium paid during the fourth quarter of 2009. Income tax expenses were also adjusted to reflect the effect of changed pre-tax earnings.

Despite these adjustments, Trinity had net income of $3.176 million in 2009, 39.7% of the income earned in 2008.

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	Year ended December 31,
	2009	2008	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$77,768	$83,200	$(5,432)	(6.5)%
Interest expense	23,977	35,936	(11,959)	(33.3)
Net interest income	53,791	47,264	6,527	13.8
Provision for loan losses	26,024	8,183	17,841	218.0
Net interest income after provision for loan losses	27,767	39,081	(11,314)	(29.0)
Non-interest income	20,489	11,544	8,945	77.5
Non-interest expense	43,317	38,043	5,274	13.9
Income before income taxes	4,939	12,582	(7,643)	(60.7)
Income taxes	1,763	4,583	(2,820)	(61.5)
Net income	$3,176	$7,999	$(4,823)	(60.3)%
Dividends on preferred shares	1,604	—	1,604	100%
Net income available to common shareholders	$1,572	$7,999	$(6,427)	(80.3)%
Diluted earnings per common share	$0.24	$1.23	$(0.99)	(80.5)%

Unaudited net income available to common shareholders for 2009 totaled $1.572 million or $0.24 diluted earnings per share, compared to $7.999 million or $1.23 diluted earnings per share for the same period in 2008, a decrease of $6.427 million in net income and a decrease of $0.99 in diluted earnings per share. This decrease in net income available to common shareholders was primarily due to an increase in provision for loan losses of $17.841 million, an increase in non-interest expense of $5.274 million and an increase in dividends and discount accretion on preferred shares of $1.604 million. The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure against possible losses inherent in the bank’s loan portfolio. The increase in non-interest expense was primarily due to an increase in FDIC premium and an increase in legal, professional and accounting fees due to additional loan collecting work. The increase in dividends and discount accretion on preferred shares was due to Trinity’s participation in the Treasury’s Capital Purchase Program in which these dividends are paid as interest on the amount received by Trinity. Partially offsetting these increased expenses, net interest income increased $6.527 million and non-interest income increased $8.945 million. Net interest income increased mainly due to the decrease in interest expense in the lower interest rate environment. Non-interest income increased mainly due to gains on the sales of loans and investment securities. Income tax expenses decreased $2.820 million due to lower pre-tax income.

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	Three Months Ended December 31,
	2009	2008	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$18,894	$20,097	$(1,203)	(6.0)%
Interest expense	5,649	7,487	(1,838)	(24.5)
Net interest income	13,245	12,610	635	5.0
Provision for loan losses	5,231	4,093	1,138	27.8
Net interest income after provision for loan losses	8,014	8,517	(503)	(5.9)
Non-interest income	4,795	2,517	2,278	90.5
Non-interest expense	12,328	10,976	1,352	12.3
Income before income taxes	481	58	423	729.3
Income taxes	54	(64)	118	(184.4)
Net income	$427	$122	$305	250.0%
Dividends on preferred shares	523	—	523	100%
Net income available to common shareholders	$(96)	$122	$(218)	(178.7)%
Diluted earnings per common share	$(0.01)	$0.02	$(0.03)	(150.0)%

Trinity’s unaudited net income (loss) available to common shareholders for the fourth quarter of 2009 totaled $(96) thousand or $(0.01) diluted earnings (loss) per share, compared to $122 thousand or $0.02 diluted earnings per share for the same period in 2008, a decrease of $(218) thousand in net income available to common shareholders and a decrease of $(0.03) in diluted earnings per share. This decrease in net income available to common shareholders was primarily due to the $523 thousand in dividends paid under the Treasury’s Capital Purchase Program in 2009; there were no such dividends paid in 2008. In addition, there was an increase in non-interest expenses of $1.352 million, primarily due to an increase in the FDIC premium, and an increase of $1.138 million in provision for loan losses. The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure against possible losses inherent in the bank’s loan portfolio. Partially offsetting these items were an increase in non-interest income of $2.278 million and an increase in net interest income of $635 thousand. The increase in non-interest income was mainly due to the sale of investment securities in 2009. Net interest income increased due to a decrease in interest expense of $1.838 million. Income tax expenses increased $118 thousand due to higher pre-tax income.

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Trinity is a bank holding company with $1.677 billion in total assets and has 316 employees. LANB is currently in its 47th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, three offices in Santa Fe and an office in Albuquerque. LANB also operates a network of 31 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

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This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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